Exhibit 99.1

TiVo Corporation 2 Circle Star Way San Carlos, CA 94070

AT&T Extends Intellectual Property License with TiVo Through 2025

SAN JOSE, Calif.-September 27, 2017 - TiVo Corporation (NASDAQ: TIVO), a global leader in entertainment technology and audience insights, today announced it has extended its existing intellectual property (IP) license with AT&T, one of the world’s largest pay-TV providers. The companies had previously announced a 7-year license renewal at the end of 2015. This extension will provide AT&T with a license to TiVo’s patent portfolios through 2025.

“We are pleased that AT&T has extended its existing license agreement,” said Tom Carson, president and CEO, TiVo. “TiVo’s IP helps leading pay-TV providers deliver unique and personalized entertainment to consumers, now and well into the future.”

TiVo has spent decades investing in research and development to create market-leading technologies and IP for the media and entertainment industry. TiVo’s innovations touch practically every aspect of consumers’ day-to-day interaction with their entertainment, enabling customers to build customized, next-generation digital entertainment solutions for users around the globe.

About TiVo
TiVo Corporation (NASDAQ: TIVO) is a global leader in entertainment technology and audience insights. From the interactive program guide to the DVR, TiVo delivers innovative products and licensable technologies that revolutionize how people find content across a changing media landscape. TiVo enables the world’s leading media and entertainment providers to deliver the ultimate entertainment experience. Explore the next generation of entertainment at tivo.com, forward.tivo.com or follow us on Twitter @tivo or @tivoforbusiness.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to TiVo’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. TiVo undertakes no obligation to update any forward-looking statements.

TiVo and the TiVo logo are registered trademarks of TiVo Corporation and its subsidiaries worldwide.

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Media Contact:
Ricca Silverio
Finn Partners for TiVo
+1-415-248-2724
tivo@finnpartners.com